Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	March 8, 2010
Contact:	Peter B. Orthwein or Richard Riegel
THOR ANNOUNCES RESULTS FOR QUARTER, SIX MONTHS;
IMPROVING RV MARKET CONDITIONS, BUS EFFICIENCIES DRIVE GAINS.
Thor Industries, Inc. (NYSE:THO) today reported increased sales, net income and E.P.S. for the second quarter and six months ended January 31, 2010. Net income for the second quarter was $11,924,000 versus a loss of $14,860,000 last year. E.P.S. were 22¢ versus a loss of 27¢ last year. Sales for the second quarter were $430.0 million, up 90% from $226.7 million last year. Net income for the six months was $35,353,000, compared to a loss of $9,740,000 last year. E.P.S. for the six months were 65¢ versus a loss of 18¢ last year. Sales for the six months were $932.6 million, up 40% from $665.5 million last year.
RV income before tax in the quarter was $18,057,000 compared to a loss of $19,840,000 last year. Bus income before tax in the quarter was $6,233,000, up 67% from $3,723,000 last year. RV sales in the quarter were $335.8 million, up 150% from $134.6 million last year. Bus sales in the quarter were $94.2 million, up 2% from $92.1 million last year. Net corporate costs in the quarter were $5.0 million vs. $6.8 million last year.
RV income before tax for the six months ended January 31, 2010 was $49,699,000 compared to a loss of $14,068,000 last year, a $64 million turnaround. Bus income before tax for the six months was $14,613,000, up 62% from $9,020,000 last year. RV sales for the six months ended January 31, 2010 were $725.7 million, up 56% from $465.0 million last year. Bus sales for the six months ended January 31, 2010 were $206.9 million, up 3% from $200.5 million last year. Net corporate costs for the six months ended January 31, 2010 were $7.8 million versus $9.7 million last year.
“Thor’s results continue to progress, propelled by improving RV market conditions and strong bus efficiencies. We continue to be profitable in all segments of our businesses, including motor homes, reflecting the permanent cost reductions we have made,” said Peter B. Orthwein, Thor chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2010 and 2009
$000 except per share — unaudited

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2010	%	2009	%	2010	%	2009	%

Net sales	$430,025		$226,683		$932,577		$665,500
Gross profit	$49,996	11.6%	$8,157	3.6%	$119,767	12.8%	$48,220	7.2%
Selling, general and administrative	$31,087	7.2%	$30,107	13.3%	$65,854	7.1%	$64,373	9.7%
Amortization of intangibles	$77	0.0%	$656	0.3%	$168	0.0%	$856	0.1%
Operating income	$18,832	4.4%	$(22,606)	-10.0%	$53,745	5.8%	$(17,009)	-2.6%
Interest income (net)	$1,101	0.3%	$1,372	0.6%	$2,672	0.3%	$3,259	0.5%
Gain on sale of property	$—	0%	$373	0.2%	$—	0.0%	$373	0.1%
Net impairment of auction rate securities	$—	0%	$1,853	0.8%	$—	0.0%	$1,853	0.3%
Other income	$(680)	-0.2%	$(237)	-0.1%	$89	0.0%	$529	0.1%

Income before taxes	$19,253	4.5%	$(22,951)	-10.1%	$56,506	6.1%	$(14,701)	-2.2%
Taxes	$7,329	1.7%	$(8,091)	-3.6%	$21,153	2.3%	$(4,961)	-0.7%

Net income	$11,924	2.8%	$(14,860)	-6.6%	$35,353	3.8%	$(9,740)	-1.5%

E.P.S. — basic	22¢		(27)¢		65¢		(18)¢
E.P.S. — diluted	22¢		(27)¢		65¢		(18)¢
Avg. common shares outstanding-basic	53,665,620		55,435,315		54,551,272		55,421,946
Avg. common shares outstanding-diluted	53,762,528		55,435,315		54,639,650		55,421,946
SUMMARY BALANCE SHEETS — JANUARY 31, ($000) (unaudited)

	2010	2009		2010	2009
Cash and equivalents	$67,563	$191,099	Current liabilities	$208,864	$176,302
Investments, short term	76,300	—	Other liabilities	63,866	47,018
Accounts receivable	147,345	54,642	Stockholders’ equity	590,182	683,523
Inventories	162,165	153,779
Deferred income tax and other	43,415	50,572

Total current assets	496,788	450,092
Fixed assets	141,806	147,162
Long term investments	12,983	118,961
Goodwill	148,411	158,128
Other assets	62,924	32,500

Total	$862,912	$906,843	Total	$862,912	$906,843